Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

Prudential Investment Portfolios, Inc. 17:

We consent to the use of our reports dated December 19, 2016, with respect to the statements of assets and liabilities of Prudential Total Return Bond Fund and Prudential Short Duration Multi-Sector Bond Fund (constituting Prudential Investment Portfolios, Inc. 17), including each portfolio of investments as of October 31, 2016, and their respective related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and financial highlights for each of the years in the five-year period then ended, except for Prudential Short Duration Multi-Sector Bond Fund, whose financial highlights cover each of the years in the two-year period ended October 31, 2016 and the period from December 23, 2013 (commencement of operations) to October 31, 2014, incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

December 22, 2016